Filed under Rule 433

File No. 333-180897-01

Final Term Sheet

January 7, 2014

Issuer:	Arizona Public Service Company
Security:	$250,000,000 4.70% Notes due 2044
Maturity:	January 15, 2044
Interest rate:	4.70%
Yield to maturity:	4.725%
Spread:	+83 basis points
Benchmark Treasury security:	3.625% due August 15, 2043
Benchmark Treasury yield:	3.895%
Optional redemption:	Make-whole call at any time prior to July 15, 2043 at Treasury rate plus 15 basis points and, thereafter, at par
Interest payment dates:	January 15 and July 15
First interest payment date:	July 15, 2014
Public offering price:	99.600% per note
Trade date:	January 7, 2014
Settlement date:	January 10, 2014 (T+3)
Expected Ratings:	Baa1 / A- / A- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Co-Managers:	Blaylock Robert Van, LLC
Drexel Hamilton, LLC
The Williams Capital Group, L.P.
CUSIP/ISIN:	040555 CP7 / US040555CP79

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-

1322, UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

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